ASSET SALE AND PURCHASE AGREEMENT

BY, BETWEEN AND AMONG

SMALL TUBE MANUFACTURING, LLC

and

WOLVERINE TUBE, INC.

AND

ST PRODUCTS, LLC

DATED AS OF FEBRUARY 29, 2008

i

IV.	REPRESENTATIONS AND WARRANTIES OF BUYER		30
	4.1	Organization	30
	4.2	Authorization and Validity of Agreement	30
	4.3	No Contravention	30
	4.4	Consents	31
	4.5	Brokerage	31
	4.6	Litigation	31
	4.7	Financing	31
	4.8	Disclosure

V.	CERTAIN AGREEMENTS		31
	5.1	Buyer’s Due Diligence	31
	5.2	Employees	32
	5.3	Cooperation; Third Party Consents	32
	5.4	Taxes	32
	5.5	Name	33
	5.6	No Dissolution	33
	5.7	Special Covenants of Seller and Parent	33

VI.	CLOSING CONDITIONS		35

VII.	INDEMNIFICATION AND SURVIVAL		36
	7.1	Indemnification by Seller	36
	7.2	Indemnification by Buyer	36
	7.3	Limitations on Liability	37
	7.4	Indemnification Procedure	38

VIII.	MISCELLANEOUS		39
	8.1	Entire Agreement	39
	8.2	Waiver of Bulk Transfer Requirements	39
	8.3	Successors and Assigns; Assignment	39
	8.4	Counterparts	40
	8.5	Headings	40
	8.6	Modification and Waiver	40
	8.7	No Third-Party Beneficiary Rights	40
	8.8	Expenses	40
	8.9	Notices	41
	8.10	Governing Law	42
	8.11	Waiver of Jury Trial	42
	8.12	Announcements	42
	8.13	Severability	42
	8.14	Remedies; Arbitration	42

ii

ASSET SALE AND PURCHASE AGREEMENT

ASSET SALE AND PURCHASE AGREEMENT (the "Agreement") dated as of

February 29, 2008, by, between and among (i) SMALL TUBE MANUFACTURING, LLC, a limited liability company organized under the laws of the State of Delaware ("Seller"), and WOLVERINE TUBE, INC., a corporation organized under the laws of the State of Delaware ("Parent"), and (ii) ST PRODUCTS, LLC, a limited liability company organized under the laws of the State of Delaware ("Buyer").

BACKGROUND

A. Seller is a wholly owned subsidiary of Parent.

B. Seller is currently engaged in the manufacture and sale of precision drawn and cut tubular products and other value added commercial tube products (the "Business"); and

C. Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase from Seller, the Transferred Assets (as defined hereinafter) and to assume the Assumed Liabilities (as defined hereinafter), all on the terms and subject to the conditions of this Agreement.

D. Concurrently with the Closing (as defined hereinafter), Seller, Parent and Buyer are executing and delivering this Agreement.

TERMS

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

I. DEFINITIONS

The capitalized terms set forth below in this Article I have the following meanings:

“Accounts Receivable” means, at the relevant time, (i) all amounts receivable from customers in respect of the sale or leasing of products and services by Seller in the ordinary course of the Business, and (ii) all amounts receivable from parties other than customers that are identified on the Financial Statements as non-trade receivables, but excluding inter-company Accounts Receivable owing from Seller’s Affiliates.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Legal Requirements” means, with respect to any Person, any federal, state or local law (whether statutory or common law), rule, regulation, code or ordinance, and any administrative, judicial or arbitral decision, order, ruling, judgment, award, writ or decree to which such Person and/or all or a portion of the business or assets of such Person is subject.

“Assumed Contracts” means all customer and vendor purchase orders, sale orders and similar arrangements of Seller made in the ordinary course of the Business; and those other Contracts listed on Schedule 1.1(a) hereto.

“Assumed Liabilities” means the following liabilities and obligations of Seller:

(a) all liabilities and obligations under the Assumed Contracts which remain unsatisfied as of the Closing Date, including amounts payable to a third party for the assignment of those Assumed Contracts, identified on Schedule 1.1(a) as requiring an “Assignment Fee,” but specifically excluding Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) of the total amounts payable to the Landlord under the Lease in respect of the Lease Assignment which is to be paid by Seller (with Buyer to pay all other amounts in respect of the Lease Assignment);

(b) all trade accounts payable arising in the ordinary course of the Business prior to the Closing Date;

(c) all obligations for warranty claims or for repair or replacement of products shipped or services provided in the ordinary course of the Business prior to the Closing Date and which are included in the aggregate amount of claims disclosed in Section 3.18 of the Disclosure Schedule;

(d) all liabilities and obligations arising from Buyer’s use and operation of the Transferred Assets and Buyer’s operation of the Business on and after the Closing Date; and

(e) those obligations for Seller-Related Compensatory Arrangements specified on Schedule 5.2 hereto as the responsibility of Buyer.

“Books and Records” means (in whatever form or medium) all of the following items that are owned by Seller or in which Seller otherwise has a transferable user interest, and that pertain to the Business:

(a) books, accounts, records, journals, ledgers, files, documents, correspondence and lists;

(b) creative materials, advertising and promotional materials, studies and reports;

(c) computer files and programs, to the extent Seller owns such computer files and programs or has a user interest in such files and programs that may be transferred, retrieval programs, operating data and plans;

(d) production records, item specifications, product literature, sales records and pricing models and schedules;

(e) customer and supplier lists and records (including billing and payment records) and correspondence;

(f) inventory records; and

(g) schematics, drawings, blueprints, plans, specifications and similar documentation.

“Business” has the meaning specified in Paragraph B of the Background hereto.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks located in Pittsburgh, Pennsylvania are permitted or required by law to be closed.

“Buyer” has the meaning specified in the introductory paragraph hereto.

“Buyer Loss” and “Buyer Losses” have the meanings specified in Section 7.1.

“Buyer Parties” has the meaning specified in Section 7.1.

“Claim Notice” has the meaning specified in Section 7.4.

“Closing" and "Closing Date” have the meanings specified in Section 2.6.1.

“Closing Balance Sheet” means the balance sheet of Seller as of a date which is three Business Days prior to the Closing Date, prepared on a basis consistent with the balance sheets included in the Annual Financial Statements and the Interim Financial Statements.

“Closing Date Cash Purchase Price” has the meaning specified in Section 2.3.1.

“Closing Date Working Capital” has the meaning specified in Section 2.3.4(c).

“Closing Statement” has the meaning specified in Section 2.3.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated

September 27, 2007 between Seller and Standish Capital, LLC and “Confidentiality Agreements” means the Confidentiality Agreement and all similar agreements between Seller and parties other than Standish Capital, LLC.

“Contracts” means all of Seller’s contracts, commitments and agreements (including purchase orders and sale orders), whether written or oral, relating to the Business, including (a) all orders and other agreements for the sale of products or services of the Business, (b) all orders and other agreements for the purchase or delivery of utilities, inventories, supplies, parts or maintenance services, (c) all orders and other agreements for the purchase or leasing of equipment (including capital leases) and other personal property, and (d) all leases of real property.

“Current Assets” has the meaning specified in Section 2.3.4(a).

“Current Liabilities” has the meaning specified in Section 2.3.4(a).

“Current Period” has the meaning specified in Section 2.3.5.

“Disclosure Schedule” means the attached Schedule of disclosures and exceptions relating to the representations and warranties of Seller and Parent contained in Article III hereof.

“Encumbrance” means any lien, adverse claim, charge or other encumbrance on property, and includes any mortgage, deed of trust, pledge, security interest, retention of title, option, right of first refusal, right of first offer or right to purchase.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, natural resources, and real property and the physical buildings, structures and fixtures thereon, including without limitation the sewer, septic and waste treatment, storage or disposal systems servicing any Transferred Assets.

“Environmental Claim” means any claim, including, but not limited to, any written or oral notice, claim, proceeding, effort, endeavor or appeal, made, asserted, alleged, brought, or prosecuted by or on behalf of any third party or governmental authority, including any employee, former employee or their respective legal representatives, heirs, beneficiaries and estates (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise) arising or alleged to arise from or relating to (i) the presence, emission, discharge, disposal, Release or threatened Release of a Hazardous Material in or into the Environment, or (ii) any Environmental Law.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, ordinance, administrative interpretation, order, writ, injunction, decree, demand, judgment, ruling, award, or other requirement of any government authority legally binding on or with respect to a Person or its respective properties, assets, officers, directors, employees, consultants, or agents, relating to (a) the Environment, including, without limitation, pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment or natural resources; (b) the Release or threatened Release of any Hazardous Material; or (c) the management of any Hazardous Material, including without limitation the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material. Environmental Laws shall include, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq., as amended), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq., as amended), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq., as amended), the Toxic Substances Control Act (15 U.S.C. §2601 et seq., as amended), the Endangered Species Act (16 U.S.C. §1531 et seq., as amended), the Clean Air Act (42 U.S.C. §7401 et seq., as amended), the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq., as amended), the Occupational Safety and Health Act (29 U.S.C. 651 § 651 et seq., as amended) and the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq., as amended).

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Cash Purchase Price” has the meaning specified in Section 2.3.4(b).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.3.4(b).

“Estimated Closing Date Working Capital Statement” has the meaning specified in Section 2.3.4(b).

“Excluded Assets” has the meaning specified in Section 2.2.

“Facility” means Seller’s production facility located on Spring Meadows Road, Duncansville, Blair County, Pennsylvania, the land and a portion of the building being the subject of the Lease.

“Financial Statements” has the meaning specified in Section 3.12.

“GAAP” has the meaning specified in Section 2.3.4(a).

“Hazardous Material” means any substance, including without limitation any pollutant; contaminant; chemical; raw material; product, intermediate product or by-product; industrial, solid, toxic or hazardous substance, material or waste; petroleum or any fraction thereof; asbestos or asbestos-containing-material; polychlorinated biphenyls; and any other substances, materials or wastes which are identified or regulated under any Environmental Law.

“Intellectual Property” means all of the following, owned, used or licensed by the Seller as licensee or licensor (other than licensed software or computer programs which were not designed specifically for the Seller and are commercially available to the public “Commercial Software”): (i) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (iii) trade secrets, processes, technology and computer programs, software and databases, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction (collectively “Copyrights”); (v) licenses relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; and (vii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. Intellectual Property does not include any Marks, Copyrights, Internet Websites, domain names and registrations or applications for registrations thereof that use or employ the name “Wolverine” or “Wolverine Tube” or any variation thereof.

“Inventory” means all of Seller’s supplies consumed in the production process, raw materials, work in process and finished goods, and all other items of a kind and character customarily carried as inventory in Seller’s accounts, including such items as are in transit, held at premises of others, on order or paid for and not delivered. Inventory includes scrap, obsolete and slow moving items, whether or not expensed or written off, but excludes inventory of others, including Parent, held on consignment.

“Knowledge” means, and words of similar import mean, (a) with respect to Seller or Parent, the actual knowledge of Seller’s General Manager, Controller and/or Marketing Manager, and/or Parent’s Chief Financial Officer and/or Vice President-Fabricated Products, after a review by such individuals of the representations and warranties contained in Article III hereof (with the advice of legal counsel) and reasonable inquiry of the individuals who report directly to any of the officers mentioned above regarding the subject matter of the applicable representation and warranty, and (b) with respect to Buyer, the actual knowledge of Dale A. Buckwalter and/or Robert Carskadden, after a review by such individuals of the representations and warranties contained in Article III and Article IV hereof (with the advice of legal counsel).

“Lease” means (i) the Indenture dated July 1, 1957 between Altoona Enterprises, Inc., a Pennsylvania non-profit corporation (“AEI”), and Small Tube Products, Inc., a Connecticut business corporation (“STPI”), (ii) the Indenture of Lease Supplement dated March 11, 1958 between AEI and STPI, (iii) the Assignment of Lease dated November 14, 1969 from STPI to Tube Corporation, a Delaware corporation, (iv) the Second Indenture of Lease Agreement dated May 16, 1984 between AEI and Small Tube Manufacturing Corporation, a Delaware corporation, the successor in interest to Tube Corporation and the Seller’s predecessor in interest (“STMC”), and (v) the Memorandum of Lease, Landlord’s Consent and Agreement dated April 6, 1989 by and between AEI and STMC.

“Lease Assignment” means the Assignment and Acceptance of Lease effective the Closing Date, substantially in the form of Exhibit C.

“Leased Real Property” means all real property occupied by Seller and used in the Business under a lease or similar arrangement.

“Litigation” has the meaning specified in Section 3.9.

“Loss Threshold Amount” has the meaning specified in Section 7.3.2.

“Material Adverse Effect” means any change in, or effect on, the Transferred Assets or the Business as currently operated by Seller that is or could reasonably be expected to be materially adverse to the Business taken as a whole or the results of operations or financial condition of the Transferred Assets or the Business taken as a whole, except for any such changes or effects resulting from (i) changes in general economic, regulatory or political conditions or changes that affect the commercial tube industry in general, (ii) changes in laws, rules or regulations that affect the commercial tube industry in general, (iii) this Agreement or the transactions contemplated hereby or the announcement hereof, or (iv) changes solely due to or solely resulting from or arising out of any action or inaction by Buyer.

“Material Contract” has the meaning specified in Section 3.5.

“Natural Resource Claim” means all claims asserted by a trustee of natural resources under CERCLA.

“Non-Assigned Contracts” has the meaning specified in Section 2.7.

“Non-limited Claims” has the meaning specified in Section 7.3.2.

“Owned Real Property” means all real property owned by Seller.

“Permit” means any permit, approval, identification number, license, or other authorization required under or issued pursuant to any Applicable Legal Requirement.

“Permitted Encumbrances” means (i) inchoate liens for Taxes not yet due, (ii) Encumbrances created by Buyer, (iii) interests of licensors or lessors of Intellectual Property or Personal Property licensed or leased to Seller, (iv) Encumbrances set forth on Schedule 1.1(b) hereto, and (v) such minor imperfections of title which individually or in the aggregate are not substantial and do not materially detract from the value or impair the use of the Transferred Assets, or the operation of the Business as currently operated.

“Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, governmental authority or other entity.

“Personal Property” means all machinery, equipment, vehicles, computer hardware, tools, dies, furniture, fixtures, supplies, product displays and other tangible personal property (other than Inventory) owned or held under lease or other consensual arrangement by Seller.

“Plan” and “Plans” have the meanings specified in Section 3.14.2.

“Preliminary Price Adjustment Amount” has the meaning specified in Section 2.3.4(b).

“Purchased Accounts Receivable” means all Accounts Receivable arising as of or prior to the Closing Date that remain unpaid in whole or in part as of the Closing Date.

“Purchase Price” has the meaning specified in Section 2.3.1.

“Receivables Agreement” means (i) the Release and Reconveyance of Specific Receivables and (ii) the related Agreement Relating to Receivables Sale Agreement and Receivables Purchase Agreement between Buyer and Wachovia Bank, National Association, in the forms attached hereto as Exhibit E.

“Related Agreements” means this Agreement and any and all documents and agreements entered into in connection herewith, including, without limitation, the Lease Assignment, the Receivables Agreement and the Transition Services Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Remedial Action” means (a) any investigation, prevention, containment, removal, response, monitoring, treatment, neutralizing, isolation, remediation, or abatement of any Hazardous Materials or threatened Release of Hazardous Materials into the Environment and the assessment and mitigation of risks and/or restoration of any harm arising therefrom, including, but not limited to, harm to natural resources, (b) claims and litigation related to the conduct of the remediation and (c) claims for contribution or cost recovery in connection with any remediation.

“Retained Liabilities” means all liabilities and obligations of Seller and/or Parent that are not Assumed Liabilities and include:

(a) all indebtedness for borrowed money and all other indebtedness of Seller not specifically included in the Assumed Contracts, but excluding trade accounts payable arising in the ordinary course of the Business prior to the Closing Date;

(b) all Taxes relating to the conduct of the Business prior to the Closing Date and, except as provided in Section 5.4, Taxes payable in respect of the sale of the Transferred Assets pursuant to this Agreement;

(c) all wages and salaries of Employees due and payable as of the Closing Date, or in respect of periods prior to the Closing Date whether or not due and payable as of the Closing Date, and, except for those obligations for Seller-Related Compensatory Arrangements specified on Schedule 5.2 hereto as the responsibility of Buyer, any bonus, incentive, severance or similar obligations with respect to Employees, including, without limitation, the Seller-Related Compensatory Arrangements that are not specified on Schedule 5.2 hereto as the responsibility of Buyer;

(d) all self-insured obligations, including, without limitation, obligations with respect to workers’ compensation and medical or health benefits, except for those obligations specified on Schedule 5.2 hereto as the responsibility of Buyer;

(e) all payroll Taxes, social security taxes and disability and unemployment Taxes in respect of periods prior to the Closing Date;

(f) all obligations to make contributions to or to make payments from or provide benefits under any Plan or Plans;

(g) all amounts payable by or on behalf of Seller or Parent or any of their Affiliates in respect of the transactions contemplated by this Agreement, including legal fees and expenses, accounting fees and expenses and amounts payable to brokers, finders or financial advisors; and

(h) all liabilities and obligations required by GAAP to be included, but which are not included, on the Closing Balance Sheet, other than those liabilities and obligations that have been incurred or accrued after the date of the Closing Balance Sheet and that are included in the Assumed Liabilities.

“Seller” has the meaning specified in the first paragraph.

“Seller Loss” and “Seller Losses” have the meanings specified in Section 7.2.

“Seller Parties” has the meaning specified in Section 7.2.

“Seller-Related Compensatory Arrangements” means the bonus, incentive and severance arrangements referenced in memoranda dated January 12, 2008 from John Van Gerwen to the Employees named in such memoranda; as updated by the supplemental memoranda dated February 27, 2008.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person directly or indirectly, at the date of determination thereof have at least a majority ownership interest.

“Targeted Working Capital” has the meaning specified in Section 2.3.4(b).

“Taxes” means all taxes and similar levies and assessments imposed by a governmental authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, real and personal property, withholding, payroll and value added taxes.

“Transferred Assets” has the meaning specified in Section 2.1.

“Transferred Employees” has the meaning specified in Section 5.2.

“Transition Services Agreement” has the meaning specified in Section 2.6.2(c).  “Working Capital” has the meaning specified in Section 2.3.4(a).

“Working Capital Referee” has the meaning specified in Section 2.3.4(c).

“Working Capital Calculation Statement” has the meaning specified in Section 2.3.4(b).

II. SALE AND PURCHASE

2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller has sold, conveyed, transferred, assigned and delivered to Buyer, free and clear of any and all Encumbrances, except Permitted Encumbrances, and Buyer has purchased from Seller, all of the Transferred Assets owned by Seller and all of Seller’s right, title and interest in and to those Transferred Assets that Seller has the right to use under leases, licenses or other consensual arrangements, and (ii) Buyer has assumed the Assumed Liabilities. For purposes of this Agreement, "Transferred Assets" means all of the property and assets, personal or mixed, tangible or intangible, of every kind and description, wherever located of Seller that are used, intended to be used or useable in the Business, including, without limitation, the following property and assets, but excluding the Excluded Assets:

(a) all Personal Property;

(b) all Inventory;

(c) all Purchased Accounts Receivable;

(d) all Books and Records;

(e) all prepaid expenses, if any, with respect to assets being sold under this Agreement;

(f) all Intellectual Property and the goodwill associated therewith;

(g) all transferable Permits (including all Environmental Permits);

(h) all transferable Commercial Software;

(i) the Assumed Contracts;

(j) the Leased Real Property;

(k) the Owned Real Property;

(l) all of Seller’s rights, claims, credits, causes of action and rights of setoff against third parties relating to the Business, including, without limitation, rights against manufacturers and vendors with respect to any Personal Property or Inventory;

(m) all transferable bonds or deposits with any governmental authority, utility or other third party relating to the Business;

(n) all rights to the names “Small Tube Manufacturing LCC” and “Small Tube Products” and all variations thereof;

(o) Seller’s rights under all Confidentiality Agreements that have been executed by parties other than Standish Capital, LLC; and

(p) all other rights of Seller to engage in, pursue and operate the Business on and after the Closing Date.

To the extent that the Transferred Assets consist of written documents (including microfilms and computer files) which are necessary for Seller’s records, Seller may either deliver to Buyer a duplicate copy of such documents and retain the original or deliver to Buyer the original of such documents and retain a duplicate copy; provided however, that Seller shall deliver the original of any such document when delivery of the original is necessary to effectuate the transfer or Buyer’s use and enjoyment of any Transferred Asset.

2.2 Excluded Assets. Anything herein to the contrary notwithstanding, the Transferred Assets shall not include the following (the "Excluded Assets"):

(a) all cash in hand, cash equivalents, investments and bank accounts as of the Closing Date;

(b) all notes receivable, negotiable instruments and chattel paper as of the Closing Date, except those, if any, that evidence any Purchased Accounts Receivable or payment obligations thereunder;

(c) refunds or claims for refunds due from federal, state, local and foreign taxing authorities with respect to Taxes paid or to be paid by Seller with respect to events occurring before the Closing Date;

(d) prepaid expenses, if any, with respect to assets not being sold under this Agreement;

(e) insurance policies;

(f) rights of indemnification, insurance proceeds, claims against insurers, and similar rights relating to insurance with respect to which Seller discharged any liability prior to the Closing Date or will remain liable thereunder;

(g) Seller’s rights under this Agreement;

(h) Seller’s organizational documents and agreements, minute and limited liability company record books and seal;

(i) Seller’s Tax ledgers, Tax journals and Tax returns;

(j) all Plans maintained by Seller and/or Parent for any of their employees, and all assets of such Plans or otherwise relating to any benefits provided for such employees;

(k) the assets identified on Schedule 2.2(k); and

(l)  any Marks, Copyrights Internet Websites, domain names and registrations or applications for registrations thereof that use or employ the name "Wolverine" or “Wolverine Tube” or any variation thereof.

2.3 Purchase Price; Adjustment.

2.3.1 Determination and Payment. The consideration paid by Buyer for the Transferred Assets is (i) $25,000,000.00 (the "Closing Date Cash Purchase Price"), as adjusted pursuant to Section 2.3.4 (as so adjusted, the “Purchase Price”) and (ii) the assumption of the Assumed Liabilities.

2.3.2  Closing Date Cash Payment. The Closing Date Cash Purchase Price payable at Closing is being paid in immediately available funds at Closing as follows:

(a) the amount of $23,800,000.00, less the amount paid on Seller’s behalf pursuant to Section 2.3.2(c), is being paid by wire transfer to an account that has been designated by Seller at least three Business Days prior to the Closing;

(b) the amount of $1,200,000.00, plus $500,000.00, is being paid by deposit in an escrow account with Mellon Bank (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”); and

(c) Buyer is paying, on behalf of Seller, Seller’s portion of the Tax prorations determined as of the Closing Date pursuant to Section 2.3.5.

2.3.3  Allocation. The Purchase Price and the Assumed Liabilities will be allocated among the Transferred Assets by Buyer and Seller in accordance with the allocation agreed upon by Buyer and Seller prior to Closing, which allocation is or will be attached hereto as Schedule 2.3.3. The parties agree that the form of the transaction, and the consideration therefor, provided for in this Agreement were arrived at on the basis of arm's-length negotiation between the parties and, to the extent permitted by applicable law, that they will report the federal, state and local and other Tax consequences of the purchase and sale hereunder (including, without limitation, in filings on Internal Revenue Service Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax return, refund claim, litigation or otherwise.

2.3.4 Purchase Price Adjustment.

(a) For purposes of this Agreement, (i) "Working Capital" means the amount, if any, by which the aggregate of Current Assets exceeds the aggregate of Current Liabilities; (ii) "Current Assets" means all current assets of the Business that are included in the Transferred Assets determined in accordance with generally accepted accounting principles consistently applied ("GAAP"); and (iii) "Current Liabilities" means the current liabilities of the Business that are included in the Assumed Liabilities determined in accordance with GAAP.

(b) Seller and Buyer have mutually agreed to a pro-forma Working Capital amount of $13,100,000.00 (“Targeted Working Capital”). Schedule 2.3.4(b) hereto sets forth (i) the calculation and format of the Targeted Working Capital, and (ii) an unaudited statement of Working Capital (the "Estimated Closing Date Working Capital Statement") containing Seller’s good faith estimate of Working Capital as of the Closing Date (the "Estimated Closing Date Working Capital"). The Estimated Closing Date Working Capital Statement has been prepared and the Estimated Closing Date Working Capital has been determined in a manner consistent with the presentation of current assets and current liabilities shown on the balance sheets included in the Annual Financial Statements, the Interim Financial Statements and the Closing Balance Sheet and the definition of Working Capital in Section 2.3.4(a). Based on the Estimated Closing Date Working Capital (as shown on the Estimated Closing Date Working Capital Statement), the Closing Date Cash Purchase Price has been provisionally increased by Three Million Ninety-Eight Thousand Eight Hundred Sixty-Eight and No/100 Dollars ($3,098,868.00) to an amount of Twenty Eight Million Ninety Eight Thousand Eight Hundred Sixty Eight and No/100 Dollars ($28,098,868.00), subject to final adjustment pursuant to Sections 2.3.4(c) through 2.3.4(f) The amount of provisional increase is herein referred to as the “Preliminary Purchase Price Adjustment Amount.”

(c) Within 45 days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) of Working Capital as at the Closing Date (the “Closing Date Working Capital”). The Closing Statement shall be prepared and the Closing Date Working Capital shall be determined in a manner consistent with the Estimated Closing Date Working Capital Statement and the Estimated Closing Date Working Capital, respectively (assuming the consistency requirements expressed in Section 2.3.4(b) were satisfied). Seller will cooperate with Buyer in the preparation of the Closing Statement.

(d) In the event Seller disputes any matter or matters on the Closing Statement, Seller may within thirty (30) days after the delivery of the Closing Statement notify Buyer of such dispute in a writing setting forth in reasonable detail the nature of such dispute and the facts upon which it is based, together with the application or treatment proposed by Seller and the reasons supporting the use of such application or treatment rather than that used by Buyer. Buyer shall respond to such notice from Seller in writing within thirty (30) days after receipt thereof. If no such notice is given by Seller within the time specified, the Closing Statement shall be deemed accepted by Seller.

(e) If the parties have not resolved all matters in dispute relating to the Closing Statement within thirty (30) days after Buyer’s receipt of such notice from Seller, either party may notify the other in writing that it elects to submit all remaining issue(s) to resolution by a neutral accounting firm of national reputation. Each party hereby irrevocably waives any right to commence litigation in any jurisdiction or to seek indemnification under Article VII of this Agreement solely on the basis of any dispute under the provisions of this Section 2.3.4. Within ten (10) days after receipt of such notice of election by either party, the parties shall agree upon the selection of a neutral accounting firm or, if they are unable to agree, each party shall submit the names of two neutral accounting firms and a neutral accounting firm shall be selected at random from among them. An accounting firm shall be considered neutral if it has not within the past three years performed and does not currently perform or contemplate performing any accounting, consulting or other services for either of the parties and/or their respective Affiliates. The neutral accounting firm selected in accordance with the provisions of this Section 2.3.4(e) is herein referred to as the “Working Capital Referee.”

(f) The Working Capital Referee shall review the disputed matters and render a determination with respect to each of those (but only those) disputed matters, which determination will be (i) in writing, (ii) made in accordance with GAAP and the consistency requirements expressed in Sections 2.3.4(b) and 2.3.4(c) and (iii) furnished to Buyer and Seller. In making such determination, the Working Capital Referee (A) shall act as an expert in accounting and not as a mediator or arbitrator and (B) shall limit its determination to the matters in dispute and whether and to what extent, if any, adjustments are required to be made to the Closing Statement, and/or the Closing Date Working Capital (as set forth in the Closing Statement). Except as provided in this Section 2.3.4(f), the Working Capital Referee shall not be required to follow any particular rules of procedure, it being the intention of the parties to create a feasible, practical and expeditious method for resolving any disagreement hereunder. The decision of the Working Capital Referee shall be final and binding and shall not be subject to review or challenge of any kind; provided however, that the decision of the Working Capital Referee shall be enforceable in accordance with Section 8.14. The fees and expenses of the Working Capital Referee shall be borne equally by Buyer and Seller.

(g) The total amount payable by Buyer to Seller as the Purchase Price is $25,000,000.00 plus or minus the amount by which the Closing Date Working Capital (as finally determined pursuant to the provisions of this Section 2.3.4) exceeds or is less than the Targeted Working Capital. If the Closing Date Working Capital exceeds the Targeted Working Capital, the excess shall be paid by Buyer to Seller. If the Targeted Working Capital exceeds the Closing Date Working Capital, the excess shall be paid by Seller to Buyer. The amount placed in escrow pursuant to Section 2.3.4(b), if any, shall be released to Buyer and/or Seller as appropriate to give effect to the foregoing. Any payment due from Seller or Buyer pursuant to the provisions of this Section 2.3.4 shall be made within five Business Days after Seller’s written notification to Buyer of Seller’s acceptance of the Closing Statement, within ten Business Days after Seller is deemed to have accepted the Closing Statement pursuant to the last sentence of Section 2.3.4(d) or within ten Business Days after the final determination by the Working Capital Referee of any disputed matters pursuant to Section 2.3.4(f). If some or all of the Preliminary Purchase Price Adjustment Amount was placed in escrow pursuant to Section 2.3.4(b)(i), concurrently with such payment Buyer and Seller shall execute the joint written instructions contemplated by Section 3.3(a) of the Escrow Agreement for the disbursement of the amount placed in escrow in conformity with this Section 2.3.4(g).

2.3.5 Proration of Certain Taxes. Real property Taxes (or payments in lieu thereof) water and personal property and other ad valorem Taxes, if any, of Seller related to the Transferred Assets shall be allocated between Buyer and Seller on the basis of a daily proration and the net amount owing from Buyer to Seller or from Seller to Buyer on account of such proration, shall be paid at Closing. If an assessment for the period that includes the Closing Date (the "Current Period") has not been made by the time that payment is due under the preceding sentence, a tentative payment shall be made at that time based on the assessment for the immediately preceding tax period, and Buyer or Seller, as the case may be, shall make an appropriate adjusting payment within 10 days following receipt of the assessment for the Current Period.

2.4 Assumed Liabilities. Effective as of the Closing, Buyer hereby assumes the Assumed Liabilities. Buyer agrees and covenants to timely pay, perform and discharge the Assumed Liabilities as and when the same become due and payable.

2.5 Retained Liabilities. Notwithstanding any provision of this Agreement or any conveyance instrument executed pursuant hereto to the contrary, Seller understands and acknowledges that Buyer is assuming only the Assumed Liabilities and is not assuming any Retained Liabilities and Seller agrees and covenants to timely pay, perform and discharge the Retained Liabilities as and when the same become due and payable.

2.6 Closing.

2.6.1 Time and Place. The closing of the transactions contemplated hereby (the "Closing") it taking place at the offices of Balch & Bingham LLP (legal counsel to Parent and Seller), 1901 Sixth Avenue North, Suite 2600, Birmingham, Alabama 35203 and the offices of Eckert Seamans Cherin & Mellott, LLC (legal counsel to Buyer), 600 Grant Street, 42nd Floor, Pittsburgh, PA 152119 at 11:00 a.m., central time, on February 29, 2008 (the "Closing Date").

2.6.2 Seller's Deliveries at Closing. At the Closing, Seller has delivered to Buyer:

(a) the Bill of Sale and Assignment and Assumption Agreement, dated the Closing Date, substantially in the form attached hereto as Exhibit B (the "Bill of Sale and Assignment and Assumption");

(b) the Lease Assignment and such other assignments and other instruments of conveyance as may be necessary to convey the Owned Real Property and Seller’s interest in the Leased Real Property to Buyer, free and clear of all Encumbrances except Permitted Encumbrances, duly witnessed and attested for recording in the Commonwealth of Pennsylvania;

(c) duly executed counterparts of the Transition Services Agreement substantially in the form attached hereto as Exhibit D (the "Transition Services Agreement").

(d) duly executed counterparts of the Receivables Agreement;

(e) an affidavit pursuant to 26 U.S.C.A. §1445 that Seller is not a foreign entity in the form prescribed by Regulation section 1.445 5(b)(3)(ii)(D)(2);

(f) an officer's certificate(s) of Seller and Parent as to (i) organizational matters of Seller, (ii) incumbency of Seller's and Parent’s officers, and (iii) requisite Seller Parent authorizations to enter into this Agreement and the other Related Agreements and consummate the transactions contemplated hereby and thereby;

(g) such other certificates, instruments and documents, if any, as are reasonably necessary to give effect to the transactions contemplated by this Agreement and other Related Agreements; and

(h) an acknowledgement by Parent, Seller and Buyer that, except for those items, if any, identified therein to be satisfied after the Closing, all conditions to the Closing have been satisfied or waived by Parent, Seller and Buyer.

2.6.3 Buyer's Deliveries at Closing. At the Closing, Buyer has delivered to Seller:

(a) by wire transfer, the Closing Date Cash Payment, payable as specified in Section 2.3.2(a) hereof;

(b) the Bill of Sale and Assignment and Assumption Agreement;

(c) the Lease Assignment;

(d) duly executed counterparts of the Transition Services Agreement;

(e)  a duly executed counterpart of the letter agreement referenced in the definition of Receivables Agreement;

(f) an officer's certificate of Buyer as to (i) organizational matters of Buyer, (ii) incumbency of Buyer's officers, and (iii) requisite Buyer authorization to enter into this Agreement and the other Related Agreements and consummate the transactions contemplated hereby and thereby;

(g) such other certificates, instruments and documents, if any, as are reasonably necessary to give effect to the transactions contemplated by this Agreement and the other Related Agreements; and

(h) an acknowledgement by Parent, Seller and Buyer that, except for those items, if any, identified therein to be satisfied after the Closing, all conditions to the Closing have been satisfied or waived by Parent, Seller and Buyer.

2.7 Nonassignable Contracts and Leases. In the case of any contracts, commitments or, other agreements relating to the Business to which Seller is a party which by their terms or by virtue of their subject matter are not assignable to Buyer and which are not designated as Excluded Assets (collectively, the "Non-Assigned Contracts"), Seller agrees to use commercially reasonable efforts to obtain, as soon as is reasonably practicable following the date hereof, any written consents necessary to convey to Buyer the benefit thereof, it being understood that such commercially reasonable efforts shall not include any requirement to commence litigation or offer or grant any financial accommodations to any third party or to remain secondarily liable with respect to any such Non-Assigned Contract. With respect to Non-Assigned Contracts for which any required consents have not been obtained by the Closing Date, Seller agrees to use commercially reasonable efforts to cooperate with Buyer so that Buyer can obtain the benefits of such Non-Assigned Contracts, it being understood that such efforts shall not include any requirement to commence litigation or offer or grant any financial accommodations or to remain secondarily liable with respect to any Non-Assigned Contract. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assigned Contract included in the Transferred Assets which is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided by this Agreement.

Section 2.8 Hedging Agreement. As it relates to Seller’s metal derivative position as of February 29, 2008, Seller and Buyer agree that all amounts set forth below are estimates and final amounts will be determined upon completion of the following:

(a) Seller will transfer to Buyer approximately 600,000 pounds of short positions.

(b) Seller will transfer to Buyer its long derivative position used to firm customer metal prices in the amount of 950,000 pounds to the Buyer’s over the counter options trading account at PB Financial Services, Inc.

(c) Seller will close its future metal sales contract of 557,000 pounds.

(d) Seller will assist Buyer in establishing a derivative position needed in the operation of Buyer’s business.

Any gain or losses resulting from the settlement of the above transactions will be calculated as of the Closing and will be settled between the Seller and the Buyer fifteen (15) days thereafter.

Schedule 2.8, based on current assumptions, contains the details of the transaction. It is anticipated these transactions will be finalized on Monday, March 3, 2008, at which time all of the hedge transaction numbers will be finalized.

III. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as disclosed on the Disclosure Schedule bearing a number corresponding to the applicable Section of this Article III and subject to provisions of Section 7.3 hereof, Seller and Parent hereby represent and warrant to Buyer as follows:

3.1 Corporate Existence; Subsidiaries and Affiliates. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and the Related Agreements. Seller has full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Seller is duly qualified to do business as a foreign limited liability company under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Seller is a wholly owned Subsidiary of Parent. Seller has no Subsidiaries.

3.2 Authorization and Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the other Related Agreements have been duly authorized by all necessary limited liability company action and corporate action, as the case may be. This Agreement and the other Related Agreements have been duly and validly executed and delivered by Seller and Parent and constitute valid and binding obligations enforceable against Seller and Parent in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or (ii) is subject to general principles of equity.

3.3 No Contravention. The execution, delivery and performance by Seller and Parent of this Agreement and the other Related Agreements to which it is a party and the consummation by Seller and Parent of the transactions contemplated on its part hereby and thereby will not (i) violate any provision of law, rule or regulation to which Seller or Parent is subject, (ii) violate any order, judgment or decree applicable to Seller or Parent, or (iii) conflict with, or result in a breach or default under, any term or condition of the certificate of formation or limited liability company agreement of Seller or the certificate of incorporation or by-laws of Parent, or any agreement or other instrument to which Seller or Parent is a party or by which Seller or Parent is bound; except, in each case, for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or Buyer’s use and enjoyment of the Transferred Assets and conduct of the Business after the Closing as currently conducted by Seller or would not have a Material Adverse Effect.

3.4 Transferred Assets. Seller has good and marketable title to, or has valid leasehold interests in, or licenses for, all of the Transferred Assets, free of all Encumbrances other than Permitted Encumbrances. The Transferred Assets include all assets, rights and properties of any kind that are material to or necessary for the Business as it is now being conducted. To Seller’s knowledge, all machinery, equipment and other tangible assets included in the Personal Property have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are presently used by Seller.

3.5 Material Contracts. Section 3.5 of the Disclosure Schedule contains a list of each Contract that is a Material Contract as of the date of this Agreement. A Material Contract is any Contract, or two or more related Contracts (including any and all amendments thereto) to which Seller is a party or by which Seller or any of its properties or assets may be bound that:

(a) involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $25,000.00;

(b) involves performance of services for Seller or delivery of goods or materials to Seller of an amount or value in excess of $25,000.00;

(c) was not entered into in the ordinary course of business and involves expenditures or receipts of Seller in excess of $10,000.00; or

(d) provides for capital expenditures in excess of $25,000.00.

Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms as of the date hereof, and Seller is in material compliance with all applicable terms of each Material Contract as of the date hereof. Seller has not given to or received from any other party to any Material Contract any notice or other written or, to Seller's Knowledge, oral communication regarding any actual or alleged breach of or default under any Material Contract as of the date hereof.

3.6 Inventories. All Inventories included in the Transferred Assets have been produced or purchased in the ordinary course of Seller's conduct of the Business and in material compliance with Seller's applicable quality control procedures. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and/or salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. All Inventory not written off has been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of Inventory (whether raw materials, work in process or finished goods) are reasonable based on Seller’s experience in the conduct of the Business.

3.7 Real Property. Section 3.7 of the Disclosure Schedule (a) identifies by parcel or other distinct unit, all real property used in the operation of the Business, and (b) as to each parcel or other distinct unit, states whether such property is Owned Real Property or Leased Real Property, the address (including state, county and municipality) and any recording information (e.g., deed book and page). The Seller has good and marketable title to each parcel or unit comprising the Owned Real Property and a valid leasehold interest in each parcel or unit comprising the Leased Real Property, in each case free of all Encumbrances other than Permitted Encumbrances.

3.8 Permits. Except with regard to Environmental Permits, as to which Seller's sole representations and warranties are set forth in Section 3.16, Seller has obtained, and is in compliance with, all Permits necessary to operate the Business and the Transferred Assets as currently operated by Seller except where the failure to obtain or comply with a Permit would not have a Material Adverse Effect. Section 3.8 of the Disclosure Schedule lists all Permits, other than Environmental Permits, held by Seller that are material to the conduct of the Business. Seller has maintained all such Permits in good standing, and, to Seller's Knowledge, there does not exist any circumstance or fact which would subject such Permits to suspension, revocation or termination.

3.9 Litigation. There is no legal, administrative or other action, proceeding or, to Seller's Knowledge, governmental investigation ("Litigation") pending or, to Seller's Knowledge, threatened (i) against Seller with respect to the Business or the Transferred Assets as of the date of this Agreement, or (ii) which seeks to prevent delay or otherwise interfere with, or obtain damages in respect of the consummation of, the transactions contemplated hereby. As to Litigation involving Environmental laws, if any, Seller’s sole representations or warranties are contained in Section 3.16.

3.10  Compliance with Laws. Seller is in compliance with all laws, rules, regulations, ordinances, judgments, injunctions, orders, decrees and Permits applicable to the Business, excluding, however, any non-compliance which would not be reasonably expected to have a Material Adverse Effect, and excluding for the purposes of this Section 3.10 Environmental Laws as to which Seller's sole representations or warranties are set forth in Section 3.16.

3.11 Consents. No consent, approval or authorization of, or exemption by, or declaration, registration or filing with, any governmental or regulatory authority or any other Person is required to be obtained or made by Seller or Parent in connection with the execution, delivery and performance by Seller or Parent of this Agreement or the taking by Seller or Parent of any other action contemplated hereby.

3.12 Financial Statements. Seller has provided Buyer with (a) the balance sheets of Seller as of December 31, 2006 and as of December 31, 2007, and the income statements of Seller for the year ended December 31, 2006 and for the year ended December 31, 2007 (the "Annual Financial Statements"), (b) the balance sheet of Seller as of January 31, 2008, and the income statement of Seller for the period ended January 31, 2008 (the "Interim Financial Statements") and (c) the Closing Balance Sheet (collectively with the Annual Financial Statements and the Interim Financial Statements, the "Financial Statements"). The Financial Statements are derived from the books and records of Seller and present fairly, in all material respects, the financial position of Seller at the periods indicated, and the results of its operations for the periods then ended in conformity with GAAP, provided that the Interim Financial Statements and the Closing Balance Sheet are subject to normal year end adjustments.

3.13 Intellectual Property. Seller does not own or hold any Patents. Section 3.13 of the Disclosure Schedule lists all Marks and Copyrights owned or held by Seller. Seller has the exclusive right to use those Marks and Copyrights and to convey them to Buyer free and clear of any Encumbrances. Seller has a valid license to use, and to make and sell all products derived from the use of, all Patents employed in the operation of the Business. Section 3.13 of the Disclosure Schedule lists each item of Commercial Software used in the Business. To the Knowledge of Seller and Parent, Seller, in connection with its operation of the Business, is currently not infringing on any Patents, Marks or Copyrights of others in the operation of the Business and Seller has not received any written or, to Seller's Knowledge, oral notice alleging any such infringement. Seller has no Knowledge of any infringement by any third party on any Patents, Marks or Copyrights used in the operation of the Business.

3.14 Employee Matters.

3.14.1 Section 3.14 of the Disclosure Schedule contains a true and complete list of the name, title, job description, length of service and base salary or hourly rate of each employee of Seller, including employees on personal, military, family, educational or medical leave, each employee receiving sickness or disability benefits or occupational, illness or injury benefits and each employee on long-term disability (each an “Employee” and collectively “Employees”), together with a statement of the basis, amount and nature of any other remuneration, if any, whether in cash or in kind, paid to each Employee as of the date of the Closing Balance Sheet or payable to each Employee after the date of the Closing Balance Sheet, including the amount of all vacation and similar benefits to which each Employee was entitled as of the date of the Closing Balance Sheet. With respect to Employees:

(a) Seller is not a party to any collective bargaining or similar agreement and no labor organization has been certified or, to the Seller’s Knowledge, is currently negotiating as a collective bargaining agent of any Employee or group of Employees or attempting to organize any Employees as a collective bargaining unit; no such activity has taken place during the last three years;

(b) there is no pending, or to Seller’s Knowledge threatened, any strike, walkout or other work stoppage or other material labor difficulty, and no such activity has taken place during the last three years;

(c) Seller is in compliance, in all material respects, with all Applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours;

(d) Seller has no commitment or agreement to effect any wage or salary increase for its Employees, or any of them;

(e) none of the Persons employed in the Business is provided to Seller under contract with a third party;

(f) there is no claim, charge or complaint of unfair labor practice, employment discrimination or harassment against Seller before any governmental authority (nor does Seller have Knowledge of any basis therefor); and

(g) Seller is not in violation, in any material respect, with the Americans with Disabilities Act of 1990 or any Applicable Legal Requirement relating to occupational safety, nor has Seller received any complaint or other communication from any governmental authority alleging any violation of any thereof.

3.14.2 Section 3.14 of the Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employee compensation, welfare, pension or benefit plan, if any, maintained by or for Parent and/or Seller or to which Parent and/or Seller contributes or has contributed (each a “Plan” and collectively “Plans”). Except for the Plans listed in Section 3.14 of the Disclosure Schedule, neither Parent nor Seller maintains or contributes to and neither Parent nor Seller has, at any time on or after January 1, 1999, maintained or contributed to any “employee benefit plan” (as defined in Section 3(3) of ERISA). Except as otherwise disclosed in Section 3.14 of the Disclosure Schedule, (a) none of the Plans is a multi-employer plan (within the meaning of Section 3(37) of ERISA) and there is no corporation, trade or business that would be treated, together with Parent and/or Seller, as a single “employer” under the provisions of Section 414(b), (c), (m) or (o) of the Code, and (b) none of the Plans is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA). Each Plan has been and is currently being maintained and administered, in substantial compliance, with its constituent documents and the requirements of ERISA and the Code.

None of the Transferred Assets are subject to any Encumbrance under Title IV of ERISA and to the Knowledge of Seller there are no existing facts or circumstances that could be expected to give rise to any such Encumbrance.

3.15 Brokerage. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

3.16 Environmental Matters. Buyer acknowledges that the representations and warranties contained in this Section 3.16 are the only representations and warranties being made by Seller with respect to compliance with Environmental Laws or with respect to environmental matters, related in any way to this Agreement or its subject matter and no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(a) To Seller’s Knowledge, Seller, the Business, and all Transferred Assets are in compliance with all applicable Environmental Laws and there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against Seller, the Business, or the Transferred Assets pursuant to any Environmental Law or related in any way to the presence, emission, discharge, disposal, Release, threatened Release, spill, or leaking of a Hazardous Material.

(b) Seller, as of the date hereof, maintains in full force and effect all Permits which are required by any Environmental Law in connection with the current operation of the Business and the Transferred Assets;

(c) Seller has taken all actions necessary under applicable

requirements of any Environmental Laws to register any products or materials relating to the Business and Transferred Assets required to be registered thereunder;

(d) To Seller’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which would result in a violation of any Environmental Laws, or which have given or may reasonably be expected to give rise to an Environmental Claim, with respect to the operation of the Business and Transferred Assets, including, without limitation, any legal or illegal release or disposal at any onsite or off-site facility or location of Hazardous Substances at any time prior to the date of the Closing;

(e) To Seller’s Knowledge, there is not now on, in or under any of the Owned Real Property or the Leased Real Property or otherwise included in or affecting the Transferred Assets any underground storage tanks or surface impoundments; and

(f) Section 3.16 of the Disclosure Schedule contains an accurate and complete list of all Environmental Permits of Seller relating to the Business and the Transferred Assets in effect as of the date hereof. Seller is in substantial compliance with such required Environmental Permits and is also in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any such Environmental Permits.

(g) Parent and Seller have removed and disposed of the construction debris located at the Facility and caused such removal and disposal to be effected in compliance with all Environmental Laws.

3.17 Customers, Distributors, and Suppliers.

(a)  Section 3.17 of the Disclosure Schedule sets forth a list of (i) the ten largest customers (by dollar volume) for whom Seller provided products or services during fiscal years 2006 and 2007, (ii) the ten largest vendors or suppliers (by dollar volume) from whom Seller purchased products or services during fiscal years 2006 and 2007, and (iii) each Person that currently acts as a reseller or distributor of products or services provided by Seller.

(b) No Person listed in Section 3.17 of the Disclosure Schedule has terminated, cancelled or adversely curtailed its business relationship with Seller or to Seller’s Knowledge, threatened to do so, and Seller has not received any written notice or, to Sellers Knowledge, any oral notice or other communication that any such Person intends to cease or reduce, or is considering ceasing or reducing, its business relationship with Seller;

(c) None of the vendors or suppliers listed in Section 3.17 of the Disclosure Schedule or any other Person is a sole supplier of any product or service that is material to the Business.

(d) Seller has not received notice of any future material increase in the amount paid for products or services used in the Business or any demand or request for any future material decrease in the amount charged for products or services provided by the Business.

3.18 Product Warranties; Product Liability.

(a) Each product manufactured, sold or delivered, and all services provided, by Seller have been in conformity with all applicable contractual commitments and all express warranties covering such products and services. No product manufactured, sold or delivered, or service performed, by Seller is subject to any warranty, guaranty or other indemnity of Seller beyond Seller’s standard terms and conditions of sale, a copy of which has been provided to Buyer. Section 3.18 of the Disclosure Schedule sets forth (i) the aggregate dollar amount of all pending warranty claims and all other claims for the repair, replacement or re-performance of Seller’s products and services, and (ii) a summary of each such claim, or group of related claims, that exceed $5,000.00.

(b) No product manufactured, sold or delivered by Seller is, or at any time on or after January 1, 2000 has been, subject to any recall or similar action, voluntary or involuntary, and, to the Knowledge of Seller, there is no basis for any present or future claim with respect to any product manufactured, sold or delivered by Seller based on injury to person or property as a result of the possession or use of any such product.

(c) There is no action, proceeding or investigation pending or, to Seller's Knowledge, threatened by or before any court or governmental authority alleging that any product manufactured sold or delivered by Seller was defective or improperly designed or manufactured, nor, to Seller's Knowledge, is there any basis for any such action, proceeding or investigation.

3.19 Accounts Receivable. All of the Purchased Accounts Receivable are valid Accounts Receivable and have arisen in the ordinary course of the Business and Seller has not, in whole or in part, settled or compromised any of the Purchased Accounts Receivable or waived any right to payment thereof. All of the amounts payable under the Purchased Accounts Receivable relate to products delivered and/or services performed, and no delivery or performance remains outstanding with respect to any of those amounts. The Receivables Agreement is in full force and effect and is sufficient to vest in Seller the full and complete ownership of and absolute right to sell, convey, transfer and deliver to Buyer the Purchased Receivables.

3.20 No Undisclosed Liabilities. Except as set forth on the Closing Balance Sheet, the Business has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) of the type required to be included in balance sheets prepared in accordance with GAAP.

3.21 Absence of Certain Changes. Since January 1, 2005, Seller has conducted the Business only in the ordinary course and since January 1, 2007, there has not been any (i) damage to or destruction or loss of any of the Transferred Assets, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; (ii) sale (other than sales of Inventory in the ordinary course), lease, or other disposition of any asset or property used in the Business or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property used in the Business or (iii) occurrence or event which could reasonably be expected to result in a Material Adverse Effect.

3.22 Taxes. Parent and/or Seller has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges required to be paid to all federal, state, local or foreign taxing authorities. Parent and/or Seller has withheld and paid all Taxes required to have been withheld and paid in respect of the Business, including all sales, use and similar Taxes and all Taxes in connection with amounts paid or owing to employees and independent contractors. There are no Tax liens upon any Transferred Assets except inchoate liens for Taxes not yet due and payable. No claim has been made by a taxing authority where Seller does not file Tax reports or returns that Seller or the Business is or may be subject to taxation by, or required to file Tax reports or returns in, that jurisdiction.

3.23 Disclosure. No representation or warranty contained in this Article III knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading. To the Knowledge of Seller, there is no fact or circumstance relating to the Transferred Assets or the Business that constitutes a Material Adverse Effect.

IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the other Related Agreements has been duly authorized by all necessary limited liability company action. This Agreement and the other Related Agreements have been duly and validly executed and delivered by Buyer and constitute valid and binding obligations enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or (ii) is subject to general principles of equity.

4.3 No Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated on its part hereby will not (i) violate any provision of any law, rule or regulation to which it is subject, (ii) violate any order, judgment or decree applicable to it, or (iii) conflict with, or result in a breach or default under, any term or condition of the certificate of formation or limited liability company agreement of Buyer, or any agreement or other instrument to which it is a party or by which it is bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

4.4 Consents. No consent, approval or authorization of, or exemption by, or declaration, registration or filing with, any governmental or regulatory authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions or filings, if any, which Seller is required to obtain or make.

4.5 Brokerage. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, other than agreements, arrangements or understandings for which Buyer is solely responsible and no portion of which shall be charged to Seller or Parent or otherwise be the responsibility of Seller or Parent.

4.6 Litigation. There is no Litigation pending or, to Buyer's Knowledge, threatened (i) against Buyer with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

4.7. Financing. Buyer has obtained, or will obtain, equity capital and debt financing sufficient to enable it to consummate the transactions contemplated by this Agreement in accordance with the customary practices of Buyer and its Affiliates.

4.8 Disclosure. No representation or warranty contained in this Article IV knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading.

V. CERTAIN AGREEMENTS

Buyer, and Seller and Parent, hereby acknowledge, covenant and agree as follows:

5.1 Buyer’s Due Diligence. Buyer acknowledges that it has been granted access to Seller and to Seller’s facilities, books and records, and has conducted its due diligence with regard to the Business and the Transferred Assets. During the course of such due diligence, Buyer has not obtained Knowledge of any state of facts, event, effect or change in circumstances which at the time of the Closing constitutes a Material Adverse Effect. To Buyer’s Knowledge, none of the representations and warranties contained in Article III is untrue or incorrect in any material respect. In connection with Buyer’s due diligence, Buyer may have received certain estimates, projections, forecasts, plans and budgets for the Business. Buyer acknowledges that no representation or warranty has been made with respect to any such estimates, projections, forecasts, plans or budgets.

5.2 Employees. Buyer has offered employment to all of the current, full-time and part-time active Employees, on and after the Closing Date, other than those Employees identified in Section 5.2(A) on Schedule 5.2 hereto. Employees who have been offered and who have accepted employment with Buyer (“Transferred Employees”) are being employed by Buyer on the terms and conditions offered by Buyer which are believed by Buyer in the aggregate to be substantially the same or substantially similar to the terms and conditions of their employment with Seller (excluding the Seller-Related Compensatory Arrangements, and it being understood that all Transferred Employees are common law employees and employees at will).

Schedule 5.2 hereto sets forth certain agreements among Buyer and Seller and Parent regarding severance and medical and health benefits as they relate to Transferred Employees.

5.3 Cooperation; Third Party Consents. Seller, Parent and Buyer shall cooperate with one another to assure an orderly transition of the Transferred Assets and the operation of the Business. After the Closing, Seller and Buyer shall cooperate in obtaining any necessary consents of third parties that have not been obtained as of the Closing Date, including the assignment by Seller to Buyer effective as of the Closing Date of any customer orders, executory rights and other rights which, but for the failure to obtain such consents, would be included in the Transferred Assets.

5.4 Taxes. Buyer has delivered to Seller exemption certificates for the exemption of Personal Property included in the Transferred Assets (other than Inventory and motor vehicles) from the Pennsylvania sales Tax. All other Taxes (other than Buyer’s portion of Taxes subject to proration pursuant to Section 2.3.5) payable in respect of the transactions contemplated by this Agreement are Retained Liabilities and are the responsibility of Seller. Seller and Buyer shall cooperate with each other as may be reasonably required in connection with matters relating to Taxes. After the Closing, Buyer shall provide Seller with copies of all correspondence received by Buyer from any taxing authority in connection with any Tax audit or information request with respect to any period prior to the Closing Date. For a period of seven years after January 1, 2009, Buyer and Seller shall provide the other with reasonable access during normal business hours and at the expense of the requesting party to Buyer’s and Seller’s, as the case may be, books and records to the extent they relate to the operation of the Business prior to the Closing and are requested for the purpose of preparing Tax returns or reports, to respond to third-party claims or for any other legitimate purpose specified in writing. Buyer and Seller shall each have the right, at its own expense, to make copies of any such books and records. For the period of seven years after January 1, 2009, neither Buyer nor Seller shall destroy any books or records relating to the operation of the Business prior to the Closing without offering to turn over possession to the other by written notice at least 30 days prior to the proposed date of destruction.

5.5 Name. Within ten days after the Closing, Seller shall change its name to a name that does not contain the words “Small Tube” or any other confusingly similar words. Seller and Parent agree that, after the Closing, neither will use a name containing the words “Small Tube” or any confusingly similar words..

5.6 No Dissolution. Seller shall not, and Parent shall not cause or permit Seller to, dissolve, liquidate or windup its affairs for a period of at least 18 months after the Closing.

5.7 Special Covenants of Seller and Parent. Seller and Parent understand and acknowledge that Buyer is acquiring the Transferred Assets for the purposes of operating and expanding the Business after the Closing and is making, and will make, substantial investments of time, money and effort for those purposes. Accordingly, as a material inducement to the Buyer’s execution and delivery of this Agreement and Buyer’s consummation of the transactions contemplated hereby, Seller and Parent, jointly and severally, covenant and agree with Buyer as follows:

(a) Seller and Parent agree to hold the Books and Records and the Intellectual Property that are included in the Transferred Assets, and all information relating thereto that is of a proprietary or confidential nature (“Restricted Information”), in the strictest confidence and further agree that Seller and Parent will not, without Buyer’s prior written consent, directly or indirectly, discuss, publish or use any element of Restricted Information. The foregoing shall not apply to (i) information that has become part of the public domain through no breach or violation of this Section 5.7(a) by Seller or Parent, (ii) information that has previously been disclosed to the recipient by a third party who is in lawful possession of such information and has the lawful right to disclose such information freely, or (iii) information that is required to be disclosed (under threat of contempt or similar sanction) in connection with any Litigation;

(b) Seller and Parent agree that, for a period of five years after the Closing, neither Seller nor Parent will (i) solicit for employment, attempt to employ or assist any Person in employing or soliciting for employment any Person who is employed by the Buyer or employed in the Business as operated by the Buyer, or (ii) encourage any such Person to leave the employ of the Buyer or such Business;

(c) Schedule 5.7(c) hereto sets forth a list of certain products provided by Seller (“Associated Products”) and the customers to whom such Associated Products are sold (“Associated Customers”). Seller and Parent agree that, for a period of five years after the Closing, neither Seller nor Parent will, directly or indirectly, whether as a proprietor, independent contractor, consultant, agent, representative, owner, investor (except that Seller and/or Parent may own not more than 5% of the equity securities of a publicly held company), lender or otherwise, (i) engage, or assist any other Person in engaging, in the procurement, production, manufacture, assembly, provision and/or sale or other distribution of any Associated Product to any Associated Customer of such product, or (ii) take any act in anticipation or furtherance of any of the foregoing[; provided, however, that nothing in this Section 5.7(c) shall prohibit Seller, Parent and any of their Affiliates as they exist or may exist in the future from (i) selling or distributing any product (including any Associated Product) to any Person that is not an Associated Customer or (ii) selling or distributing any product other than an Associated Product to an Associated Customer of such product.

(d) Seller and Parent acknowledge that the restrictions contained in this Section 5.7 are fair and reasonably necessary to protect the interests of the Buyer and represent to Buyer that neither Seller’s nor Parent’s future plans involve any activity that would violate any of those restrictions.

(e) It is agreed that if any of the restrictions contained in this Section 5.7 are determined by a court or arbitration panel to be overly broad in duration or scope, or otherwise, the court or arbitration panel, as the case may be, shall have the authority to reform this Section 5.7 and to enforce such restriction to the fullest extent determined to be reasonable. Furthermore, if any provision of this Section 5.7 is determined by a court or arbitration panel to be invalid, illegal or unenforceable, in whole or in part, for any reason, the unenforceable provision or portion shall be considered severable and separable from the remainder of this Section 5.7 and such determination shall not impair the validity, legality or enforceability of the remainder of this Section 5.7; and

(f) Seller and Parent acknowledge that it would be difficult to measure, or to compensate Buyer adequately for, damages caused by a violation of this Section 5.7. Accordingly, Seller and Parent each specifically (and knowingly and willingly) agrees that Buyer shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section 5.7 in the event of any violation, or threatened or contemplated violation of any part thereof.

5.8 Environmental Matters. Without intending to modify the definition of Retained Liabilities, the Parties have agreed to the following relating to environmental matters:

(a) Parent and Seller shall continue to complete their current remediation project under the Pennsylvania Land Recycling and Environmental Standards Act relative to the former wastewater discharge lagoons and drain storage area at the Facility that is pending with the Pennsylvania Department of Environmental Protection. Buyer will grant representatives of Parent and/or Seller access to the Facility in order for them to complete this project, however all activities relating to this project shall be the responsibility of and under the control of Parent and/or Seller.

5.9 Remittance of Amounts Received in Respect of Small Tube Receivable Assets. In the event that Parent or Small Tube or any of their Affiliates receives, directly or indirectly, any payment in respect of any Small Tube Receivable Assets on or after the Closing Date, Parent or Small Tube or such Affiliate, as the case may be, shall remit promptly, and Parent shall cause Small Tube or such Affiliate, as the case may be, to remit promptly, such payment to Buyer.

VI. CLOSING CONDITIONS.

Except as provided in the acknowledgement executed and delivered by Parent, Seller and Buyer and referenced in Section 2.6.2(h) and Section 2.6.3(h) hereof, all conditions to the Closing have been satisfied or waived by Parent, Seller and Buyer.

VII. INDEMNIFICATION AND SURVIVAL

7.1 Indemnification by Seller. Subject to Section 7.3, Parent and Seller, jointly and severally, will indemnify and hold Buyer and each of its managers, officers, members, employees, representatives and agents (collectively “Buyer Parties”) harmless against any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and against any claims, deficiencies, judgments, awards, decrees, costs and expenses in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses but specifically excluding any consequential and punitive damages), suffered, sustained, incurred or paid or required to be paid by any Buyer Party arising out of or resulting from (i) the inaccuracy of any representation or warranty contained in Article III hereof, or the breach of any covenant of Parent and/ or Seller contained herein, (ii) any Retained Liability, or (iii) any fraud on the part of Parent or Seller (hereinafter referred to collectively as “Buyer Losses” and individually as a “Buyer Loss”) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under any provision of this Agreement for any Buyer Losses to the extent that such Buyer Losses result solely from or arise solely out of actions taken by Buyer or its Affiliates after the Closing Date. Buyer shall take all reasonable steps to mitigate any Buyer Losses upon and after having Knowledge of any event which Buyer expects to give rise to any Buyer Losses; provided, however, that the failure to take such steps shall not affect any Buyer Party’s right to indemnification hereunder.

7.2 Indemnification by Buyer. Subject to Section 7.3, Buyer will indemnify and hold Parent and Seller and each of their respective directors, managers, officers, stockholders, representatives and agents (collectively “Seller Parties”) harmless against any and all losses, liabilities, damages, costs, penalties, actions, notices of violation , and notices of liability and against any claims, deficiencies, judgments, awards, decrees, costs and expenses (including, without limitation, amounts paid in settlement and reasonable costs of investigation but specifically excluding any consequential and punitive damages) suffered, sustained, incurred or paid or required to be paid by any Seller Party arising out of or resulting from (i) the inaccuracy of any representation contained in Article IV hereof, or the breach of any covenant of Buyer contained herein, (ii) the Assumed Liabilities or (iii) the ownership, possession or use of the Transferred Assets and the operation by the Buyer of the Business after the Closing Date (but excluding the failure of Parent or Seller to obtain any required consent, authorization or approval or to give any required notice or make any required filing) (herein referred to collectively as “Seller Losses” and individually as a “Seller Loss”). Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no liability under any provision of this Agreement for any Seller Losses to the extent that such Seller Losses result solely from or arise solely out of actions taken by Parent and/or Seller or any of their Affiliates before or after the Closing Date. Parent and Seller shall take all reasonable steps to mitigate any Seller Losses upon and after having Knowledge of any event which either of them expects to give rise to any Seller Losses; provided, however, that the failure to take such steps shall not affect any Seller Party’s right to indemnification hereunder.

7.3 Limitations on Liability

7.3.1 Time Limitations and Survival. Except as otherwise provided in this Section 7.3, the representations and warranties of Parent and Seller, and the indemnification for breaches thereof set forth in Section 7.1, shall survive the Closing and will expire one (1) year after the Closing Date. The expiration of Seller's representations and warranties shall not affect any rights of Buyer to seek indemnification for Losses related to Retained Liabilities under Section 7.1(ii).

7.3.2 Limitation on Amount. The maximum liability for Buyer Losses or Seller Losses, as the case may be, shall not exceed $1,200,000; provided, however, that the aforementioned maximum liability shall not apply to (a) claims for Buyer Losses relating to (i) the representations and warranties contained in Section 3.4 (to the extent they relate to title to the Transferred Assets), and Section 3.22, (ii) fraud and/or (iii) the Retained Liabilities (“Non-limited Claims”) or (b) claims for Seller Losses relating to the Assumed Liabilities; and provided further that Parent’s liability for Non-Limited Claims described in the immediately preceding clauses (a)(i) and (a)(iii) shall not exceed $15,000,000. Except for Non-limited Claims, Parent and Seller shall have no indemnification obligations for Buyer Losses unless and until the total amount of Buyer Losses exceeds $150,000 (the “Loss Threshold Amount”). Once the Loss Threshold Amount has been exceeded Parent’s and Seller’s indemnification obligations shall only apply to amounts in excess of the Loss Threshold Amount. For the purpose of calculating any Buyer Losses in respect of any claim based on Section 3.18(a) hereof, the dollar value of any warranty claim shall be determined based upon the value added to the applicable product and shall exclude the cost of metal used in the manufacture of such product. The above Loss limitations shall not apply to the payment of the Purchase Price or Section 2.8.

7.4 Indemnification Procedure

(a) If an indemnified party becomes aware of any matter that it believes is subject to indemnification under this Agreement, including receipt by any indemnified party of notice of the commencement of any action, proceeding, or other claim in respect of which the indemnified party intends to seek indemnification, the indemnified party shall notify the indemnifying party in writing (a "Claim Notice"); provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligations. If the indemnifying party elects in writing within thirty (30) days after its receipt of a Claim Notice, the indemnifying party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the indemnified party; provided, however, that:

(i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense (subject to Section 7.4(c) below) to assist in the handling of such claim;

(ii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnified party; and

(iii) after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof, subject to Section 7.4(c) below.

If the indemnifying party does not assume control of the defense of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate, including engaging counsel and other environmental experts selected by the indemnified party and reasonably satisfactory to the indemnifying party, at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 7.4; provided that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnifying party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnifying party.

(b) In the event that a Claim Notice shall have been given to the indemnifying party prior to the expiration of the applicable survival period of the right to indemnification for the underlying claim, then such right to indemnification shall survive, until such claim is resolved, whether or not the Buyer Losses or Seller Losses, as the case may be, on which such claim is based have been finally determined at the time the Claim Notice is given.

(c) If both the indemnified party and the indemnifying party are parties to the action or claim for which indemnification is sought, and the indemnified party determines in good faith that joint representation would be inappropriate, the indemnified party may employ its own counsel and experts and otherwise participate in the defense of such action or claim at the indemnifying party's expense.

VIII: MISCELLANEOUS

8.1 Entire Agreement. This Agreement (including the exhibits and schedules), together with the other Related Agreements, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous oral or written statements by any party with respect thereto.

8.2 Waiver of Bulk Transfer Requirements. Parent, Seller and Buyer agree to waive Seller's compliance with Article 6 of the Uniform Commercial Code (Bulk Transfers), as in effect in any jurisdiction, or any other applicable bulk sales law.

8.3 Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. The foregoing shall not apply to any assignment of some or all of Buyer’s rights under this Agreement or any other Related Agreement or certificate, instrument or other writing contemplated by this Agreement as security for indebtedness incurred by Buyer, and any such assignment shall not constitute an assignment for the purpose of this Section 8.3.

8.4 Counterparts. This Agreement and any other Related Agreement or certificate, instrument or other document or writing contemplated by this Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. One or more counterparts of this Agreement or any other Related Agreement or certificate, instrument or other document or writing contemplated by this Agreement may be delivered by facsimile transmission or electronic mail with the intent that it or they shall constitute an original counterpart hereof or thereof.

8.5 Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the construction hereof.

8.6 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.7 No Third-Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

8.8 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

8.9 Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and shall be sent by telefax (with confirmation received of the recipient's number) or by electronic mail (without delivery failure) to the number or email address stated below or shall be delivered personally, sent by commercial courier or sent by registered or certified mail (postage prepaid and return receipt requested) to the postal address stated below.

If to Buyer, to:

ST Products, LLC
c/o Standish Capital, LLC
225 Ross Street, 4th Floor
Pittsburgh, PA 15219
Attention: Robert Carskadden
Facsimile No. (412) 774-2858
Email: carskadden@standishcap.com

with a copy (which shall not constitute notice) to:

Eckert Seamans Cherin & Mellott, LLC
600 Grant Street, 45th Floor
Pittsburgh, PA 15219
Attention: C. Kent May
Facsimile No.: (412) 566-6099
Email: cmay@eckertseamans.com

If to Parent and/or Seller, to:

David A. Owen
Small Tube Manufacturing, LLC
200 Clinton Avenue West
Huntsville, Alabama 35801 .
Facsimile: (256) 580-3996
Email: owend@wlv.com

with a copy (which shall not constitute notice) to:

Michael D. Waters
Balch & Bingham LLP
Post Office Box 306
Birmingham, Alabama 35201-0306
Facsimile: (205) 226-8799
Email: mwaters@balch.com

or at such other telefax number or address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duty given to the party to whom it is directed upon actual receipt by such party. Any notice which is sent by telefax or addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed on the date indicated on the telefax confirmation or the postal receipt.

8.10 Governing Law. This Agreement shall be- construed, interpreted and governed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.11 Waiver of Jury Trial. Each of Seller, Parent and Buyer hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Seller or Buyer in the negotiations, administration, performance and enforcement thereof.

8.12 Announcements. No party hereto shall make any public statements, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties other than an internal statement (i.e., to its or their own organization) or as may be required by law or the rules of any exchange on which their security may be traded.

8.13 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any court having jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

8.14 Remedies; Arbitration. The parties agree that (a) any and all disputes or disagreements pertaining to the Closing Statement and/or the Closing Date Working Capital and any adjustments required to be made to the Closing Statement and/or the Closing Date Working Capital shall be resolved in the manner specified in Section 2.3.4, (including, if necessary, the enforcement of the decision of the Working Capital Referee pursuant to this Section 8.14) and (b) the provisions of Article VII contain the sole and exclusive remedy for claims pertaining to breaches of representations and warranties or (other than as provided in Section 5.7) covenants. The parties further agree that, except for disputes or disagreements governed by Section 2.3.4 and as provided in the last sentence of this Section 8.14, any claims, disputes or disagreements arising out of or in connection with this Agreement (including any enforcement of the Working Capital Referee’s decision under Section 2.3.4, if necessary, and the enforcement of claims for indemnification under Article VII, if necessary) shall be finally settled by confidential binding arbitration under the American Arbitration Association's Commercial Arbitration Rules by one or more arbitrators appointed in accordance with such rules. The site of arbitration shall be Atlanta, Georgia. Each party irrevocably consents to the jurisdiction of the Federal courts situated in the Northern District of Georgia or the state courts situated in Atlanta, Georgia, or any other court of competent jurisdiction, solely for purposes of enforcement of any such binding arbitration. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator(s), the administrative fees associated with such arbitration, and the expenses, including without limitation, any attorneys' fees reasonably incurred, by the prevailing party to the arbitration.

Notwithstanding the foregoing, nothing in this Section 8.14 shall preclude Buyer from enforcing the provisions of Section 5.7 or bringing any action based on fraud in a court of competent jurisdiction, or preclude either party from seeking, in a court of competent jurisdiction, interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning any claim, dispute or disagreement arising out of or in connection with this Agreement, either prior to or during the arbitration, if necessary to protect the interests of such party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

ST PRODUCTS, LLC

By:	/s/ Stephen L. Drew
Name:	Stephen L. Drew
Title:	President & Chief Executive Officer

SMALL TUBE MANUFACTURING, LLC

By:	/s/ Harold M. Karp
Name:	Harold M. Karp
Title:	President

WOLVERINE TUBE, INC.

By:	/s/ Harold M. Karp
Name:	Harold M. Karp
Title:	President & Chief Operating Officer